Exhibit 99.1

FOR IMMEDIATE RELEASE

SAEXPLORATION ANNOUNCES CLOSING OF EXCHANGE OFFER AND CONSENT SOLICITATION

July 27, 2016 - Houston, TX - SAExploration Holdings, Inc. (NASDAQ: SAEX), or SAE, today announced that it has completed its previously announced exchange offer and consent solicitation related to its outstanding 10.000% Senior Secured Notes due 2019 (the “Existing Notes”). SAE offered to exchange (the “Exchange Offer”) any and all of the Existing Notes held by eligible holders upon the terms and subject to the conditions set forth in SAE’s Exchange Offer Memorandum and Consent Solicitation Statement dated June 24, 2016 (together with the related letter of transmittal, the “Memorandum”).
Brian Beatty, President and CEO of SAE, said, "We are very pleased with the success of our exchange offer in which almost 99% of our outstanding Existing Notes were exchanged. As part of our comprehensive restructuring, this provides SAE with enhanced liquidity, meaningful financial flexibility and a realigned balance sheet, which will make us even more competitive in the current environment and position us for long-term growth and continued success."
The Exchange Offer and Consent Solicitation expired at 11:59 p.m., New York City time, on July 22, 2016. In exchange for $138,128,000 in aggregate principal amount of the Existing Notes, representing approximately 98.7% of the outstanding aggregate principal amount of the Existing Notes, validly tendered (and not validly withdrawn) in the Exchange Offer, SAE issued (i) $69,064,000 aggregate principal amount of new 10.000% Senior Secured Second Lien Notes due 2019 (the “New Notes”) and (ii) 6,410,502 new shares of SAE’s common stock (the “Shares”), after giving effect to a 135-to-1 reverse stock split. SAE delivered cash in lieu of any fractional shares. In addition, each participating holder received accrued and unpaid interest on its tendered Existing Notes that were accepted for exchange from their last interest payment date to, but not including, the settlement date, which was paid in the form of additional New Notes, in an aggregate amount of $7,458,912. The New Notes will bear interest at a rate of 10.000% per annum payable in cash, accruing from the settlement date, provided that for each interest payment through and including July 15, 2017, SAE may, at its option, pay interest in kind by issuing additional New Notes (“PIK Notes”). Interest paid in kind will accrue at a rate per annum of 11.0%, and any PIK Notes will be fungible with, and will accrue interest at the same rate as, the New Notes. The New Notes will be fully and unconditionally guaranteed on a senior secured second lien basis by each of SAE’s existing and future domestic restricted subsidiaries, except for immaterial subsidiaries and foreign subsidiaries (the “New Guarantees”). These are the same subsidiaries that currently guarantee the Existing Notes.
The New Notes and the New Guarantees will be secured by a second-priority lien on substantially all of SAE’s and the guarantors’ assets, subject to certain exceptions and permitted liens. The liens on assets that secure the New Notes and the New Guarantees will be contractually subordinated to liens securing SAE’s existing revolving credit facility with Wells Fargo Bank (the “Existing Revolving Credit Facility”) and the previously announced $30 million multi-draw senior secured term loan facility that SAE entered into on June 29, 2016 with certain

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holders of Existing Notes (the “New Senior Loan Facility”), as described in the Memorandum. The liens on assets that secure the New Notes and the New Guarantees will be senior to those securing any Existing Notes (and the guarantees thereof) that remain outstanding following the Exchange Offer. The New Notes and the New Guarantees will be subordinated to indebtedness under the Existing Revolving Credit Facility and New Senior Loan Facility to the extent of the value of such collateral. The New Notes and the New Guarantees will not be secured by the assets of SAE’s subsidiaries that do not guarantee the New Notes.
The complete terms and conditions of the Exchange Offer and Consent Solicitation are set forth in the Memorandum. The Exchange Offer and Consent Solicitation are part of a comprehensive restructuring by SAE, additional elements of which are described in SAE's Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on June 13, 2016.
In connection with the comprehensive restructuring, SAE also announced today that it has issued two series of warrants (“Series A Warrants” and “Series B Warrants”, together the “Warrants”) to the existing holders of their common stock as of July 26, 2016 (the “Existing Holders”). The Series A Warrants and the Series B Warrants were both allocated to the Existing Holders at a rate of 1.180714 Warrants per share of common stock held by the Existing Holders on July 27, 2016 on an aggregate basis. The complete terms and conditions of the Warrants are set forth in the warrant agreement to be attached as an exhibit to the Company’s Current Report on Form 8-K to be filed with the SEC in connection with the closing of the Exchange Offer and Consent Solicitation.

The New Notes, the New Guarantees, Shares and Warrants issued have not been registered under the Securities Act of 1933 or any state securities laws, and unless so registered, may not be offered or sold in the United States or to U.S. persons except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of any of these securities, in any jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.
D.F. King & Co., Inc. acted as Information Agent and Exchange Agent.
Forward Looking Statements
This press release contains certain "forward-looking statements" within the meaning of the U.S. federal securities laws with respect to SAE. These statements can be identified by the use of words or phrases such as “expects,” “estimates,” “projects,” “budgets,” “forecasts,” “anticipates,” “intends,” “plans,” “may,” “will,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions. These forward-looking statements include statements regarding SAE's financial condition, results of operations and business and SAE's expectations or beliefs concerning future periods and possible future events, including regarding SAE’s ability to succeed in, or realize the benefits of, any of the restructuring and recapitalization transactions. These statements are subject to significant known and unknown risks and uncertainties that could cause actual results to differ materially from those stated in, and implied by, this press release. Risks and uncertainties that could cause actual results to vary materially from SAE’s expectations are described under “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in SAE’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, as amended by Amendment No. 1 thereto. Except as required by applicable law, SAE is not under any obligation to, and expressly disclaims any obligation to, update or alter its forward looking statements, whether as a result of new information, future events, changes in assumptions or otherwise.
Contact
SAExploration Holdings, Inc.
Ryan Abney
Vice President, Capital Markets & Investor Relations

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(281) 258-4409
rabney@saexploration.com

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